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                                                                    EXHIBIT 99.1

                          LANIER BANK & TRUST COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint A. Lee Wilhelm and John E. Aderhold and either of them with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of LANIER BANK & TRUST COMPANY ("Lanier") common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Lanier, to be held at the main office of Lanier, 214 Dahlonega Road, Cumming, Georgia 30040, at 5:00 o'clock p.m. local time, on March 25, 1998 and at any adjournment thereof.

                                    PROPOSAL

Proposal to: approve the Agreement and Plan of Reorganization entered into with Premier Bancshares, Inc. ("Premier") on December 16, 1997, as amended on January 22, 1998 (the "Agreement") and the related Plan of Merger entered into with Premier Bank on December 16, 1997, as amended on January 22, 1998 (the "Plan"), pursuant to which Lanier will merge with and into Premier Bank, a wholly owned Georgia banking subsidiary of Premier (the "Merger"). Upon consummation of the Merger, each share of Lanier common stock issued and outstanding (except for shares held by Lanier shareholders who perfect their dissenters' rights of appraisal) will be converted into and exchanged for the right to receive 1.980 shares of Premier common stock. Holders of Lanier stock options will receive options to purchase Premier common stock in exchange for their Lanier stock options.

[ ] FOR       [ ] AGAINST       [ ] ABSTAIN


     In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s). This Proxy may be revoked at any time prior to voting hereof.

     This proxy, when properly executed, duly returned and not revoked will be voted. It will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposal listed on this Proxy.

                                    Signature(s)

                                    ____________________________________________

                                    ____________________________________________

                                    Dated:  ________________________, 1998

                                    NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.